WOLVERINE TUBE, INC.
P R E S S            R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

Wolverine Tube Announces Closure of Two Production Facilities
Huntsville, Alabama, (September 13, 2006) — Wolverine Tube, Inc. (NYSE:WLV) today announced the planned closure of its manufacturing facilities located in Jackson, Tennessee and Montreal, Quebec. In addition, the Company will consolidate its U.S. wholesale distribution facility into the Decatur, Alabama plant location. These actions constitute the first phase of the Company’s restructuring and rationalization program, as a part of its strategic planning process and in conjunction with its “Path to Profitability” initiatives, which focus on reducing the Company’s North American footprint while continuing to serve and support its customers globally. The closing of the Jackson, Tennessee operations and the consolidation of the U.S. wholesale distribution facility should be completed by the end of November, 2006. The operations at the Montreal, Quebec facility will be phased out with completion of the closure occurring during the first quarter of 2007.
The Company will continue to serve many of its customers through alternate means. Customers of the Jackson plant will be serviced through the Company’s global buy/resell programs. Wholesale and industrial copper tube manufactured in the Montreal operations will be transferred to the Company’s other facilities, including its operations in London, Ontario and Decatur, Alabama. The closing of the Montreal plant will allow the Company to step away from its underperforming rod and bar product segment.
The closing of the two production facilities and the consolidation of the U.S. wholesale distribution facilities will require the Company to take estimated restructuring and impairment charges totaling approximately $57.1 million, of which $33.0 million is non-cash and $24.1 will require future cash outlays. The two facilities that are being closed currently employ approximately 400 persons. The annual pre-tax benefit associated with these actions is estimated to be approximately $6.0 million.
Chip Manning, President and Chief Executive Officer stated, “The aforementioned actions are in line with our strategic planning process and will rationalize our North American manufacturing facilities and product offering and consolidate operations, all designed to improve the financial performance of Wolverine. These have been difficult but essential decisions for our Company to better align our operations and capabilities with global markets, to continue to effectively serve our customers, and to return our Company to profitability.”
“The Company is restructuring its operations, while at the same time continuing its balance sheet restructuring process. It is currently anticipated that the closure of the Jackson and Montreal operations will be completed in early 2007. Although the timing and outcome of the balance sheet restructuring process is uncertain, we believe liquidity is adequate to sustain our operations in the near to mid-term,” stated Jed Deason, Chief Financial Officer. Deason continued, “Net cash provided from the liquidation of assets in connection with these operational restructurings is estimated to be approximately $27.5 million, and is subject to certain use of proceeds and other restrictions imposed by the Company’s senior note indentures and other liquidity facility agreements. The amount available for borrowings under the Company’s secured revolving credit facility could be reduced by approximately $6.0 million as a result of the restructuring, reflecting the estimated reduction in consolidated net tangible assets, a key metric for determining the amount of secured debt that may be borrowed in compliance with debt covenants.”
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.
About Wolverine Tube, Inc.
     Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products. Internet addresses: www.wlv.com and www.silvaloy.com.
forward—looking statements
Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements using such words as “may”, “should,” “will,” “expect,” “believe,” “plan,” “anticipate” and other similar terminologies, are forward-looking statements. This press release contains forward-looking statements regarding the closure of the Company’s Jackson, Tennessee and Montreal, Quebec facilities, the consolidation of the Company’s wholesale distribution facilities and the expected effect of these activities on the Company’s business and results of operations. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to the forward-looking statements contained in this press release, factors that could affect actual results include, without limitation: unanticipated delays, difficulties or costs in closing or consolidating the facilities; any delays or difficulties in achieving and sustaining anticipated cost savings from these actions; the amounts and timing of the liquidation of assets in compliance with debt covenants (or the ability to obtain applicable waivers from lenders); the effect of the restructuring on the Company’s liquidity position, including the effect of any asset liquidations on available amounts under the Company’s liquidity facilities; the amounts and timing of satisfaction of liabilities associated with the termination of operations at the facilities; the effect of the restructuring initiatives on competitiveness and customer demand, including the ability of the Company’s reorganized operations to meet customer expectations; the ability to effectively execute and achieve expected benefits from the Company’s “Path to Profitability” restructuring and rationalization program; the ability to successfully complete the balance sheet restructuring process within the currently anticipated timeframe, including the ability to negotiate with the Company’s bondholders, raise sufficient equity financing to effectively reduce the level of company debt, obtain shareholder or bondholder approval of any transaction and/or pursue others sources of liquidity. A discussion of additional risks and uncertainties which could cause actual results to differ from those contained in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801